Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 JUDICATE, INC.

IT IS HEREBY CERTIFIED THAT:

1. The Certificate of Incorporation of Judicate, Inc.(the "Corporation") is hereby amended by striking out Article "FIRST" thereof and by substituting in lieu of said Article the following new Article:

                  "FIRST:  The name of the corporation is:

                  QUESTRON TECHNOLOGY, INC."

2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article "FOURTH" thereof and by substituting in lieu of said Article the following new Article:

                 "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) shares shall be Common Stock, par value $.0001 per share and ten million (10,000,000) shares shall be preferred stock, par value $.01 per share ("Preferred Stock"). The Preferred Stock may be issued with full, multiple or fractional voting rights and with such designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special, relative rights that shall be fixed from time to time by resolution of the Board of Directors."

3. That said amendments were duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote thereon at a special meeting of the stockholders of the Corporation held on April 2. 1996.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Dominic A. Polimeni, its President, and Milton M. Adler, its Secretary, this 2nd day of April, 1996.


                                                /s/  Dominic A. Polimeni
                                               ------------------------------
                                               Dominic A. Polimeni
                                               President
Attest:


/s/  Milton M. Adler
Milton M. Adler
Secretary